Exhibit 10.3

September 17, 2021

Christopher Hundley

[redacted]

RE: Revised Offer of Employment

Dear Mr. Hundley,

On behalf of AudioEye, Inc. (the “Company”), I am pleased to provide you this letter, which amends the offer of employment extended to you by my March 16, 2021 letter (the “Original Offer Letter”).

Effective on September 17, 2021, you shall no longer serve as the Company’s Chief Technology Officer and shall instead become the Company’s President. It this role, you shall perform duties typical of the position of President and such additional or different duties as the Company may assign from time to time. You will continue to report to David Moradi, Chief Executive Officer, in your new role.

To the extent this letter does not address terms in the Original Offer Letter (e.g., compensation and benefits), those terms remain unchanged. Additionally, the AudioEye Confidentiality, Proprietary Rights, Non-Competition, and Non-Solicitation Agreement that you signed in connection with commencing employment with the Company will remain in full force and effect, without change, and by your signature below you reaffirm your obligations as set forth in that agreement.

This letter supersedes and replaces any prior discussions that you have had with anyone at the Company concerning moving into the President position.

To indicate your agreement with the above, please sign this letter in the space provided below and return it as soon as you have had sufficient time to review and consider it. We thank you for your contributions to date and look forward to continuing to work with you in your new role.

Sincerely,

/s/ Brittani Morelli

Brittani Morelli

Director of Human Resources

If you agree with the above, please sign below and return.

Agreed to and accepted:

Name: Christopher Hundley

/s/ Christopher Hundley

(Signature)

9/23/2021

Date: